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                                                                    EXHIBIT 99.2

SALTON, INC. ENTERS INTO DEFINITIVE AGREEMENT
TO SELL ITS 52.6% OWNERSHIP INTEREST IN
AMALGAMATED APPLIANCE HOLDINGS LIMITED

COMPANY TO RECEIVE NET OF EXPENSES PROCEEDS OF APPROXIMATELY $80 MILLION AND TO CONTINUE SELLING PRODUCTS IN SOUTH AFRICAN MARKET

LAKE FOREST, Ill.--(BUSINESS WIRE)--Aug. 29, 2005--Salton, Inc. (NYSE-SFP) announced today that it has entered into a definitive agreement to sell its 52.6% ownership interest in Amalgamated Appliance Holdings Limited (AMAP) to a group of investors led by Interactive Capital (Proprietary) Limited. The Company expects to receive net of expenses proceeds of approximately $80 million in connection with the transaction. The closing, which is subject to certain conditions, is expected to occur in September.

"The successful debt exchange offer we announced today has allowed us to pursue initiatives, such as the sale of our ownership interest in AMAP, to increase our financial flexibility," said Leonhard Dreimann, chief executive officer of Salton. "We will continue to aggressively explore other ways to improve our liquidity. While AMAP has been a great investment for Salton and continues to be a leading distributor and marketer of small appliances and other products in South Africa, the sale of our ownership interest will not end our relationship. We expect to continue to work closely with AMAP, which will continue to license and sell our George Foreman(R), Russel Hobbs(R) and Carmen(R) branded products in South Africa."

ABOUT SALTON, INC.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Mellitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with its customers base and its focused outsourcing strategy.


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Certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to close the sale of its 52.6% ownership interest in AMAP; Salton's ability to repay 10-3/4% Subordinated Notes due December 15, 2005 that remain outstanding after Salton's private exchange offer; Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.



------------------------------------
Contact:

         For Salton
         CEOcast, Inc.
         Ken Sgro, 212-732-4300 x224



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